Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of 1847 Goedeker, Inc. and Subsidiary of our report dated March 29, 2021 relating to the consolidated financial statements, which appears in 1847 Goedeker Inc. and Subsidiary’s Annual Report on Form 10K for the year ended December 31, 2020.

/s/ Friedman LLP

Marlton, NJ

May 24, 2021